Exhibit 99.1

KBS SOR (BVI) HOLDINGS, LTD.
Consolidated Financial Statements
December 31, 2016 (Audited)

KBS SOR (BVI) HOLDINGS, LTD.

AS OF DECEMBER 31, 2016

U.S. DOLLARS IN THOUSANDS

- - - - - - - - - - - - - - - - - - -

KBS SOR (BVI) HOLDINGS LTD.

CONSOLIDATED STATEMENTS OF FINANCIAL POSITION

U.S. dollars in thousands

		December 31,
	Note	2016	2015
ASSETS
CURRENT ASSETS
Cash and cash equivalents		$31,507	$21,072
Rents and other receivables, net		1,436	1,671
Prepaid expenses and other assets		1,617	3,351
Restricted cash		11,113	5,807

		45,673	31,901

NON-CURRENT ASSETS
Investment properties	5	1,660,475	1,291,096
Escrow deposit for acquisition of real estate	14	2,000	-
Investment in joint venture	11	152,533	136,251
Investment in debt instruments, net	6	4,683	27,850
Available for sale financial asset		5,305	5,305
Restricted cash		12,905	-

		1,837,901	1,460,502

Total assets		$1,883,574	$1,492,403

LIABILITIES
CURRENT LIABILITIES
Notes and bond payable, net	7	$402,153	$13,649
Accounts payable and accrued liabilities		26,012	16,695
Due to Parent Company	10	-	1,137
Other liabilities		10,868	8,931

		439,033	40,412

LONG-TERM LIABILITIES
Notes and bond payable, net	7	305,016	533,674
Debentures, net	7	243,455	-
Rental security deposits		7,227	5,260
		555,698	538,934

Total liabilities		994,731	579,346

EQUITY
Owner's net equity		862,712	808,435
Non-controlling interests		26,131	104,622

Total equity		888,843	913,057

Total liabilities and equity		$1,883,574	$1,492,403
See accompanying notes to consolidated financial statements.

March 9, 2017	/s/ Jeffrey Waldvogel	/s/ Peter McMillan III	/s/ Keith Hall
Date of approval of financial statements	Waldvogel, Jeffrey	McMillan, Peter III	Hall, Keith David
	Chief Financial Officer	Chairman of Board of Directors	Chief Executive Officer

KBS SOR (BVI) HOLDINGS LTD.

CONSOLIDATED STATEMENTS OF OPERATIONS

U.S. dollars in thousands

		Year ended December 31,
	Note	2016	2015	2014

Revenues and other income:

Rental income		$104,000	$87,897	$82,345
Tenant reimbursements		20,762	18,313	16,273
Interest income from debt investments		3,765	1,968	3,366
Other operating income		3,387	3,304	2,833

Total revenues and other income		131,914	111,482	104,817

Expenses:
Operating, maintenance, and management fees	13	(41,906)	(37,512)	(35,964)
Real estate taxes and insurance		(16,887)	(14,565)	(14,194)

Total expenses		(58,793)	(52,077)	(50,158)

Gross profit		73,121	59,405	54,659

Fair value adjustment of investment properties, net	5	28,926	37,304	7,576
Equity in income of unconsolidated joint venture	11	13,462	37,424	28,228
Asset management fees to affiliate	10	(9,628)	(8,348)	(7,648)
General and administrative expenses		(2,749)	(568)	(450)

Operating profit		103,132	125,217	82,365

Finance income		43	17	18
Finance expenses		(29,249)	(14,986)	(15,598)
Foreign currency transaction adjustments, net		(2,997)	-	-

Net income		70,929	110,248	66,785

Net income attributable to owner		$70,526	$109,805	$67,117
Net income (loss) attributable to non-controlling interests		$403	$443	$(332)
Net income		$70,929	$110,248	$66,785

See accompanying notes to consolidated financial statements.

KBS SOR (BVI) HOLDINGS LTD.

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

U.S. dollars in thousands

	Year ended December 31,
	2016	2015	2014

Net income	$70,929	$110,248	$66,785

Other comprehensive income:

Unrealized gain on real estate securities	-	-	9

Total other comprehensive income	-	-	9

Total comprehensive income	$70,929	$110,248	$66,794

Total comprehensive income attributable to owner	$70,526	$109,805	$67,126

Total comprehensive income (loss) attributable to non-controlling interests	$403	$443	$(332)

Total comprehensive income	$70,929	$110,248	$66,794

See accompanying notes to consolidated financial statements.

KBS SOR (BVI) HOLDINGS LTD.

CONSOLIDATED STATEMENTS OF EQUITY

U.S. dollars in thousands

	Owner contributions (distributions)	Retained earnings	Paid-in Capital resulting from transactions with non-controlling interests	Accumulated other comprehensive income (loss)	Owner's net equity	Non-controlling interests	Total equity
Balance at January 1, 2014	$454,718	$212,246	$—	$(9)	$666,955	$108,081	$775,036

Net income (loss)	-	67,117	-	-	67,117	(332)	66,785
Other comprehensive income	-	-	-	9	9	-	9
Total comprehensive income (loss)	-	67,117	-	9	67,126	(332)	66,794
Distributions to Owner	(165,520)	-	-	-	(165,520)	-	(165,520)
Contributions from Owner	172,324	-	-	-	172,324	-	172,324
Non-controlling interests contributions	-	-	-	-	-	2,586	2,586
Distributions to non-controlling interests	-	-	-	-	-	(157)	(157)

Balance at December 31, 2014	461,522	279,363	-	-	740,885	110,178	851,063

Net income	-	109,805	-	-	109,805	443	110,248
Total comprehensive income	-	109,805	-	-	109,805	443	110,248
Distributions to Owner	(104,300)	-	-	-	(104,300)	-	(104,300)
Contributions from Owner	62,045	-	-	-	62,045	-	62,045
Non-controlling interests contributions	-	-	-	-	-	1,343	1,343
Distributions to non-controlling interests	-	-	-	-	-	(7,342)	(7,342)

Balance at December 31, 2015	419,267	389,168	-	-	808,435	104,622	913,057

Net income	-	70,526	-	-	70,526	403	70,929
Total comprehensive income	-	70,526	-	-	70,526	403	70,929
Dividends to Owner	-	(51,700)	-	-	(51,700)	-	(51,700)
Distributions to Owner	(27,087)	-	-	-	(27,087)	-	(27,087)
Contributions from Owner	20,907	-	-	-	20,907	-	20,907
Acquisitions of non-controlling interests	-	-	41,631	-	41,631	(79,617)	(37,986)
Non-controlling interests contributions	-	-	-	-	-	803	803
Distributions to non-controlling interests	-	-	-	-	-	(80)	(80)

Balance at December 31, 2016	$413,087	$407,994	$41,631	$—	$862,712	$26,131	$888,843
See accompanying notes to consolidated financial statements.

KBS SOR (BVI) HOLDINGS LTD.

CONSOLIDATED STATEMENTS OF CASH FLOWS

U.S. dollars in thousands

	Years Ended December 31,
	2016	2015	2014
Cash Flows from Operating Activities:
Net income	$70,929	$110,248	$66,785
Adjustments to reconcile net income to net cash provided by operating activities:
Equity in (income) loss of unconsolidated joint venture	(13,462)	(37,424)	(28,228)
Fair value adjustment on investment properties, net	(28,926)	(37,304)	(7,576)
Deferred rent	(3,084)	(4,499)	(8,392)
Bad debt expense	658	331	176
Financing expense, net	29,249	14,986	15,598
Financing income, net	(43)	(17)	(18)
Interest income from debt instruments, net	(3,812)	(1,968)	(3,366)
Foreign currency transaction gain, net	2,997	-	-
	54,506	44,353	34,979
Changes in assets and liabilities:
Restricted cash	(3,546)	1,201	(835)
Rents and other receivables	(577)	(747)	(869)
Prepaid expenses and other assets	(1,780)	(2,092)	(252)
Accounts payable and accrued liabilities	2,023	503	(294)
Rental security deposits	1,967	273	1,501
Other liabilities	439	703	1,375
Lease incentive additions	(1,164)	(642)	(930)
	(2,638)	(801)	(304)
Net cash provided by operating activities	51,868	43,552	34,675

Cash Flows from Investing Activities:
Acquisitions of investment properties	(293,832)	-	(191,924)
Improvements to investment properties	(38,915)	(39,167)	(44,297)
Proceeds from sales of investment properties, net	-	44,684	1,393
Escrow deposits for future real estate purchases	(2,000)	-	-
Investments in debt investments, net	(4,625)	-	(5,850)
Repayment of debt investments	27,850	-	-
Principal repayments on real estate securities	-	-	333
Proceeds from insurance claims	256	294	-
Investment in unconsolidated joint venture	(2,820)	(2,759)	(58,986)
Distribution of capital from available for sale asset	-	-	2,179
Purchase of interest rate cap	(15)	-	-
Finance income received	3,745	1,821	2,725
Extension fee received on debt investment	-	-	935
Restricted cash for capital expenditures	(7,171)	-	-
Funding of restricted cash for development obligations	(2,575)	(4,643)	-

Net cash (used in) from investing activities	(320,102)	230	(293,492)

Cash Flows from Financing Activities:
Proceeds from debentures, notes and bonds payable	564,336	61,189	307,254
Principal payments on notes and bond payable	(154,802)	(40,631)	(59,203)
Payments of deferred financing costs	(12,377)	(25)	(4,117)
Interest paid	(20,756)	(12,265)	(12,258)
Repayments to Parent Company	(5,512)	-	-
Borrowings from Parent Company	4,375	-	-
Restricted cash for debt service obligations	(5,595)	-	-
Non-controlling interests contributions	803	1,343	2,586
Distributions to non-controlling interests	(80)	(7,342)	(157)
Acquisition of non-controlling interests	(37,986)	-	-
Dividends to Owner	(51,700)	-	-
Distributions to Owner	(27,087)	(104,300)	(165,520)
Contributions from Owner	20,907	62,045	172,324
Other financing proceeds, net	647	-	-
Net cash provided by (used in) financing activities	275,173	(39,986)	240,909

Effect of exchange rate changes on cash and cash equivalents	3,496	-	-
Net increase (decrease) in cash and cash equivalents	10,435	3,796	(17,908)
Cash and cash equivalents, beginning of period	21,072	17,276	35,184

Cash and cash equivalents, end of period	$31,507	$21,072	$17,276

KBS SOR (BVI) HOLDINGS LTD.

CONSOLIDATED STATEMENTS OF CASH FLOWS

U.S. dollars in thousands

Supplemental Disclosure of Noncash Investing and Financing Activities:
Mortgage debt assumed in connection with real estate acquisition (at fair value)	$—	$—	$24,793
Application of escrow deposits to acquisition of real estate	$—	$—	$13,000
Increase in accrued improvements to real estate	$3,328	$—	$3,095
Increase in lease commission payable	$473	$135	$—
Increase in restricted cash related to property insurance proceeds	$2,197	$—	$—
Increase in development obligation	$—	$4,643	$—
Decrease in restricted cash in connection with development obligations	$2,926	$515	$—
See accompanying notes to consolidated financial statements.

KBS SOR (BVI) HOLDINGS LTD.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

U.S. dollars in thousands

NOTE 1:    GENERAL

Definitions in these financial statements:

The Company	-	KBS SOR (BVI) Holdings, Ltd.

The Group	-	The Company and its Subsidiaries

Subsidiaries	-	Companies that are controlled by the Company (as defined in IFRS 10) and whose accounts are consolidated with those of the Company.

Joint ventures	-	Companies in which the Company has joint control are accounted for in the consolidated financial statements of the Company using the equity method.

Investees	-	Subsidiaries and Joint ventures.

Related parties	-	As defined in IAS 24.

Interested parties and controlling shareholder	-	As defined in the Israeli Securities Regulations (Annual Financial Statements), 2010.

Dollar	-	United States dollar or USD.

KBS SOR (BVI) Holdings, Ltd. (the "Company") was incorporated on December 18, 2015 as a private company limited by shares according to the British Virgin Islands ("BVI") Business Companies Act, 2004. The Company is authorized to issue a maximum of 50,000 common shares with no par value. Upon incorporation the Company issued one certificate containing 10,000 common shares with no par value.

The Company and its subsidiaries (the "Group") operate in the investment real estate segment in the United States, which includes mainly investment in office and residential real estate and undeveloped lands. In addition, the Company invests in real estate-related loans.

The Company is a wholly-owned subsidiary of KBS Strategic Opportunity Limited Partnership (the "Operating Partnership", the "Owner" or "Controlling Shareholder"), a Delaware limited partnership formed on December 10, 2008. KBS Strategic Opportunity REIT, Inc. ("KBS REIT" or "Parent Company"), a Maryland corporation incorporated on October 8, 2008, is the sole general partner of, and owns a 0.1% partnership interest in, the Operating Partnership. KBS Strategic Opportunity Holdings LLC ("REIT Holdings"), a Delaware limited liability company formed on December 9, 2008, owns the remaining 99.9% interest in the Operating Partnership and is its sole limited partner. KBS REIT is the sole member and manager of REIT Holdings. The Company is a wholly-owned subsidiary of KBS REIT.

KBS SOR (BVI) HOLDINGS LTD.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

U.S. dollars in thousands

NOTE 1:    GENERAL (Cont.)

Acquisition of investments from the Operating Partnership (controlling shareholder) and presentation of consolidated financial statements:

Concurrent with the placement of bonds of the Company and the admission of the Company's bonds to trading on the Tel-Aviv Stock Exchange (see note 8), on March 8, 2016 the Company (through a subsidiary) acquired real estate projects (assets and liabilities) from the transferring entities (the transferring entities) that are controlled by the Controlling Shareholder before and after the above transfer (the Acquisition). In consideration for the Acquisition, the Company issued 10,000 common shares with no par value to the Operating Partnership.

As of December 31, 2016, the Operating Partnership owned 11 office properties, one office campus consisting of nine office buildings, one office portfolio consisting of four office buildings and 25 acres of undeveloped land, one office portfolio consisting of three office properties, one office/flex/industrial portfolio consisting of 21 buildings, one retail property, two apartment properties, two investments in undeveloped land encompassing an aggregate of 1,670 acres, one investment in an unconsolidated joint venture, one investment in an available for sale asset and one investment in a debt investment.

Since the Company acquired these operations from the transferring entities, which are controlled by the same controlling shareholder of the Company before and after the Acquisition, the Acquisition is not a business combination within the scope of IFRS 3. The Company accounts for the Acquisition in a manner similar to a pooling of interests. Thus, the consolidated financial statements comprise the statements of financial position and results of operations of the Company and of the operations acquired from the transferring entities as if the Company had owned those entities since inception or since those were acquired by the controlling Shareholder from third party, the later of.

KBS SOR (BVI) HOLDINGS LTD.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

U.S. dollars in thousands

NOTE 2:    SIGNIFICANT ACCOUNTING POLICIES

The following accounting policies have been applied consistently in the financial statements for all periods presented, unless otherwise stated.

a.	Basis of presentation of the consolidated financial statements:

These financial statements have been prepared in accordance with International Financial Reporting Standards ("IFRS"). Furthermore, the financial statements have been prepared in conformity with the provisions of the Israeli Securities Regulations (Annual Financial Statements), 2010.

The consolidated financial statements have been prepared on a cost basis, except for investment properties, financial assets and liabilities (including derivative instruments) and available for sale financial assets, that are presented at fair value and investment in joint venture, which is presented using the equity method. The consolidated financial statements are presented in USD and all values are rounded to the nearest thousands, except when otherwise indicated.

b.	The operating cycle:

The operating cycle of the company is one year.

c.    Consolidated financial statements:

The consolidated financial statements comprise the financial statements of companies that are controlled by the Company (subsidiaries). Control is achieved when the Company is exposed, or has rights, to variable returns from its involvement with the investee and has the ability to affect those returns through its power over the investee. Potential voting rights are considered when assessing whether an entity has control. The consolidation of the financial statements commences on the date on which control is obtained and ends when such control ceases.

The financial statements of the Company and of the subsidiaries are prepared as of the same dates and periods. The consolidated financial statements are prepared using uniform accounting policies by all companies in the Group. Significant intragroup balances and transactions and gains or losses resulting from intragroup transactions are eliminated in full in the consolidated financial statements.

Non-controlling interests in subsidiaries represent the equity in subsidiaries not attributable, directly or indirectly, to a parent. Non-controlling interests are presented in equity separately from the equity attributable to the equity holders of the Company. Profit or loss and components of other comprehensive income are attributed to the Company and to non-controlling interests. Losses are attributed to non-controlling interests even if they result in a negative balance of non-controlling interests in the consolidated statement of financial position.

KBS SOR (BVI) HOLDINGS LTD.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

U.S. dollars in thousands

NOTE 2:    SIGNIFICANT ACCOUNTING POLICIES (Cont.)

In respect of profit sharing contractual arrangements that establish different rates than the ownership interests in those companies that also consist of distribution waterfalls, the Company adopts the hypothetical liquidation at book value approach, i.e. the share of the Company and the non-controlling interest holders in the subsidiary's earnings is calculated assuming that the subsidiary had recognized or distributed the assets based on their book value, taking into consideration other distributions and investments made.

d.	Business combinations and goodwill:

Business combinations are accounted for by applying the acquisition method. The cost of the acquisition is measured at the fair value of the consideration transferred on the acquisition date with the addition of non-controlling interests in the acquiree. In each business combination, the Company chooses whether to measure the non-controlling interests in the acquiree based on their fair value on the acquisition date or at their proportionate share in the fair value of the acquiree's net identifiable assets.

Direct acquisition costs are carried to the statement of profit or loss as incurred.

In a business combination achieved in stages, equity interests in the acquiree that had been held by the acquirer prior to obtaining control are measured at the acquisition date fair value while recognizing a gain or loss resulting from the revaluation of the prior investment on the date of achieving control.

Goodwill, if any, is initially measured at cost which represents the excess of the acquisition consideration and the amount of non-controlling interests over the net identifiable assets acquired and liabilities assumed. If the resulting amount is negative, the acquirer recognizes the resulting gain on the acquisition date.

Consideration paid in transactions which are accounted for as an asset acquisition rather than business combination is allocated to assets acquired and liabilities assumed based on relative fair value approach. Acquisition fees and expenses are capitalized into the cost basis of an asset acquisition. Additionally, during the time in which the Company is incurring costs necessary to bring these investments to their intended use, certain costs such as legal fees, real estate taxes and insurance and financing costs are also capitalized.

e.	Investment in joint arrangements:

Joint arrangements are arrangements in which the Company has joint control. Joint control is the contractually agreed sharing of control of an arrangement, which exists only when decisions about the relevant activities require the unanimous consent of the parties sharing control.

Joint ventures:

In joint ventures the parties that have joint control of the arrangement have rights to the net assets of the arrangement. A joint venture is accounted for at equity.

KBS SOR (BVI) HOLDINGS LTD.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

U.S. dollars in thousands

NOTE 2:    SIGNIFICANT ACCOUNTING POLICIES (Cont.)

f.	Investments accounted for using the equity method:

The Company's investments in joint ventures are accounted for using the equity method.

Under the equity method, the investment in the joint venture is presented at cost with the addition of post-acquisition changes in the Company's share of net assets, including other comprehensive income of the associate or the joint venture. Gains and losses resulting from transactions between the Company and the associate or the joint venture are eliminated to the extent of the interest in the associate or in the joint venture.

Goodwill relating to the acquisition of an associate or a joint venture is presented as part of the investment in the associate or the joint venture, measured at cost and not systematically amortized. Goodwill is evaluated for impairment as part of the investment in the associate or in the joint venture as a whole.

The financial statements of the Company and of the joint venture are prepared as of the same dates and periods. The accounting policies applied in the financial statements of the associate or the joint venture are uniform and consistent with the policies applied in the financial statements of the Company.

g.	Functional currency, presentation currency and foreign currency:

1.	Functional currency and presentation currency:

The functional and presentation currency of the financial statements is the US dollar.

The Company determines the functional currency of each Group entity, including companies accounted for at equity method.

2.	Transactions, assets and liabilities in foreign currency:

Transactions denominated in foreign currency are recorded upon initial recognition at the exchange rate at the date of the transaction. After initial recognition, monetary assets and liabilities denominated in foreign currency are translated at each reporting date into the functional currency at the exchange rate at that date. Exchange rate differences, other than those capitalized to qualifying assets or accounted for as hedging transactions in equity, are recognized in profit or loss. Non-monetary assets and liabilities denominated in foreign currency and measured at cost are translated at the exchange rate at the date of the transaction. Non-monetary assets and liabilities denominated in foreign currency and measured at fair value are translated into the functional currency using the exchange rate prevailing at the date when the fair value was determined.

KBS SOR (BVI) HOLDINGS LTD.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

U.S. dollars in thousands

NOTE 2:    SIGNIFICANT ACCOUNTING POLICIES (Cont.)

h.	Cash and cash equivalents:

Cash equivalents are considered as highly liquid investments, including unrestricted short-term bank deposits with an original maturity of three months or less from the date of investment or with a maturity of more than three months, but which are redeemable on demand without penalty and which form part of the Company's cash management.

i.	Short-term deposits:

Short-term bank deposits are deposits with an original maturity of more than three months from the date of investment and which do not meet the definition of cash equivalents. The deposits are presented according to their terms of deposit.

j.	Allowance for doubtful accounts:

The allowance for doubtful accounts is determined in respect of specific trade receivables whose collection, in the opinion of the Company's management, is doubtful. In respect of trade receivables for which a specific allowance has not been recorded, the Company also recognizes an allowance for those receivables that are collectively assessed for impairment based on their credit risk characteristics. Impaired receivables are derecognized when they are assessed as uncollectible.

k.	Revenue recognition:

Revenues are recognized in profit or loss when the revenues can be measured reliably, it is probable that the economic benefits associated with the transaction will flow to the Company and the costs incurred or to be incurred in respect of the transaction can be measured reliably. When the Company acts as a principal and is exposed to the risks associated with the transaction, revenues are presented on a gross basis. When the Company acts as an agent and is not exposed to the risks and rewards associated with the transaction, revenues are presented on a net basis. Revenues are measured at the fair value of the consideration less any trade discounts, volume rebates and returns.

Following are the specific revenue recognition criteria which must be met before revenue is recognized:

KBS SOR (BVI) HOLDINGS LTD.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

U.S. dollars in thousands

NOTE 2:    SIGNIFICANT ACCOUNTING POLICIES (Cont.)

Real Estate:

The Company recognizes minimum rent, including rental abatements, lease incentives and contractual fixed increases attributable to operating leases, on a straight-line basis over the term of the related leases when collectability is reasonably assured and records amounts expected to be received in later years as deferred rent receivable. If the lease provides for tenant improvements, the Company determines whether the tenant improvements, for accounting purposes, are owned by the tenant or the Company. When the Company is the owner of the tenant improvements, the tenant is not considered to have taken physical possession or have control of the physical use of the leased asset until the tenant improvements are substantially completed. When the tenant is the owner of the tenant improvements, any tenant improvement allowance (including amounts that can be taken in the form of cash or a credit against the tenant's rent) that is funded is treated as a lease incentive and amortized as a reduction of revenue over the lease term. Tenant improvement ownership is determined based on various factors including, but not limited to:

•	whether the lease stipulates how a tenant improvement allowance may be spent;

•	whether the amount of a tenant improvement allowance is in excess of market rates;

•	whether the tenant or landlord retains legal title to the improvements at the end of the lease term;

•	whether the tenant improvements are unique to the tenant or general-purpose in nature; and

•	whether the tenant improvements are expected to have any residual value at the end of the lease.

The Company records property operating expense reimbursements due from tenants for common area maintenance, real estate taxes, and other recoverable costs in the period the related expenses are incurred.

The Company makes estimates of the collectability of its tenant receivables related to base rents, including deferred rent, expense reimbursements and other revenue or income. Management specifically analyzes accounts receivable, deferred rents receivable, historical bad debts, customer creditworthiness, current economic trends and changes in customer payment terms when evaluating the adequacy of the allowance for doubtful accounts. In addition, with respect to tenants in bankruptcy, management makes estimates of the expected recovery of pre-petition and post-petition claims in assessing the estimated collectability of the related receivable. In some cases, the ultimate resolution of these claims can exceed one year. When a tenant is in bankruptcy, the Company will record a bad debt reserve for the tenant's receivable balance and generally will not recognize subsequent rental revenue until cash is received or until the tenant is no longer in bankruptcy and has the ability to make rental payments.

KBS SOR (BVI) HOLDINGS LTD.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

U.S. dollars in thousands

NOTE 2:    SIGNIFICANT ACCOUNTING POLICIES (Cont.)

Investment in Debt Instruments:

Interest income on the Company's investments in debt instruments are recognized on an accrual basis over the life of the investment using the effective interest method. Direct loan origination or acquisition fees and costs, as well as acquisition premiums or discounts, are amortized over the term of the loan as an adjustment to interest income. The Company places investments on nonaccrual status when any portion of principal or interest is 90 days past due, or earlier when concern exists as to the ultimate collection of principal or interest. When an investment is placed on non-accrual status, the Company reserves for any unpaid accrued interest and generally does not recognize subsequent interest income until cash is received, or the investment returns to accrual status. The Company will resume the accrual of interest if it determines the collection of interest, according to the contractual terms of the investment, is probable.

The Company generally recognizes income on impaired loans on either a cash basis, where interest income is only recorded when received in cash, or on a cost-recovery basis, where all cash receipts are applied against the carrying value of the loan. The Company considers the collectability of the loan's principal balance in determining whether to recognize income on impaired loans on a cash basis or a cost-recovery basis.

Securities:

The Company recognizes interest income on real estate securities that are beneficial interests in securitized financial assets and are rated "AA" and above on an accrual basis according to the contractual terms of the securities. Discounts or premiums are amortized to interest income over the life of the investment using the effective interest method.

Cash and Cash Equivalents:

The Company recognizes interest income on its cash and cash equivalents as it is earned and records such amounts as other interest income.

Investment properties:

An investment property is property (land or a building or both) held by the owner (lessor under an operating lease) or by the lessee under a finance lease to earn rentals or for capital appreciation or both rather than for use in the production or supply of goods or services, for administrative purposes or for sale in the ordinary course of business.

Investment property is derecognized on disposal or when the investment property ceases to be used and no future economic benefits are expected from its disposal.
Investment property is measured initially at cost, including costs directly attributable to the acquisition. After initial recognition, investment property is measured at fair value which reflects market conditions at the reporting date. Gains or losses arising from changes in the fair value of investment property are included in profit or loss when they arise. Investment property is not systematically amortized.

KBS SOR (BVI) HOLDINGS LTD.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

U.S. dollars in thousands

NOTE 2:    SIGNIFICANT ACCOUNTING POLICIES (Cont.)

In determining the fair value of investment property, the Group relies periodically on valuations performed by external independent valuation specialists who are experts in real estate valuations and who have the necessary knowledge and experience.

Insurance proceeds for Property Damages:

The Company maintains an insurance policy that provides coverage for property damages and business interruption.  Losses due to physical damages are recognized during the accounting period in which they occur, while the amount of monetary assets to be received from the insurance policy is recognized when receipt of insurance recoveries become receivable.

l.	Debt Investments and Loan Loss Reserves:

The Company's debt investments are recorded at amortized cost, net of loan loss reserves (if any), and evaluated for impairment at each balance sheet date. The amortized cost of a debt investment is the outstanding unpaid principal balance, net of unamortized acquisition premiums or discounts and unamortized costs and fees directly associated with the origination or acquisition of the investment. The amount of impairment, if any, will be measured by comparing the amortized cost of the investment to the present value of the expected cash flows discounted at the investment's effective interest rate. The Company considers an investment to be impaired when, based upon current information and events, it believes that it is probable that the Company will be unable to collect all amounts due under the contractual terms of the investment agreement. The Company also considers an investment to be impaired if it grants the borrower a concession through a modification of the investment terms or if it expects to receive assets (including equity interests in the borrower) with fair values that are less than the carrying value of the investment in satisfaction of the investment.

m.	Taxes on income:

According to the relevant tax laws in the BVI and in the U.S.A, substantially all of the companies in the Group are considered "pass through" entities. Accordingly, no provision has been made for federal and state income taxes or other income tax benefits in the accompanying financial statements as taxable income and losses are reported in the tax return of the shareholders.
In order to continue to qualify as a REIT, the Parent Company conducts certain business activities through a taxable REIT subsidiary (“TRS”).  Any TRSs the Company forms will incur taxes or accrue tax benefits consistent with a “C” corporation; however, such amount is not material as of December 31, 2016.

n.	Leases:

The criteria for classifying leases as finance or operating leases depend on the substance of the agreements and are made at the inception of the lease in accordance with the following principles as set out in IAS 17.

KBS SOR (BVI) HOLDINGS LTD.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

U.S. dollars in thousands

NOTE 2:    SIGNIFICANT ACCOUNTING POLICIES (Cont.)

The Company as lessor:

Operating leases:

Lease agreements are classified as an operating lease if they do not transfer substantially all the risks and benefits incidental to ownership of the leased asset. Lease payments are recognized as an expense in profit or loss on a straight-line basis over the lease term.

o.	Investment property:

An investment property is property (land or a building or both) held by the owner (lessor under an operating lease) or by the lessee under a finance lease to earn rentals or for capital appreciation or both rather than for use in the production or supply of goods or services, for administrative purposes or for sale in the ordinary course of business.

Investment property is derecognized on disposal or when the investment property ceases to be used and no future economic benefits are expected from its disposal. The difference between the net disposal proceeds and the carrying amount of the asset is recognized in profit or loss in the period of the disposal.

Investment property is measured initially at cost, including costs directly attributable to the acquisition. After initial recognition, investment property is measured at fair value which reflects market conditions at the reporting date. Gains or losses arising from changes in the fair value of investment property are included in profit or loss when they arise. Investment property is not systematically amortized.

In determining the fair value of investment property, the Company relies on valuations performed by external independent valuation specialists who are experts in real estate valuations and who have the necessary knowledge and experience.

KBS SOR (BVI) HOLDINGS LTD.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

U.S. dollars in thousands

NOTE 2:    SIGNIFICANT ACCOUNTING POLICIES (Cont.)

p.	Derivative financial instruments designated as hedges:

The Company enters into derivative instruments for risk management purposes to hedge its exposure to cash flow variability caused by changing interest rates on its variable rate notes payable and enters into derivative instruments such as cross currency swaps, forward contracts, puts or calls for risk management purposes to hedge its exposure to variability in foreign currency exchange rates of the Israeli new Shekel versus the U.S. dollar.  The Company records these derivative instruments at fair value on the accompanying consolidated statement of financial position. Derivative instruments designated and qualifying as a hedge of the exposure to variability in expected future cash flows or other types of forecasted transactions are considered cash flow hedges. The change in fair value of the effective portion of a derivative instrument that is designated as a cash flow hedge is recorded as other comprehensive income (loss) on the accompanying consolidated statements of comprehensive income (loss) and consolidated statements of equity. The changes in fair value for derivative instruments that are not designated as a hedge or that do not meet the hedge accounting criteria are recorded as gain or loss on derivative instruments and included in earnings in the accompanying consolidated statements of operations.

q.    Fair value measurement:

Fair value is the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date.

The Company uses valuation techniques that are appropriate in the circumstances and for which sufficient data are available to measure fair value, maximizing the use of relevant observable inputs and minimizing the use of unobservable inputs.

All assets and liabilities measured at fair value or for which fair value is disclosed are categorized into levels within the fair value hierarchy based on the lowest level input that is significant to the entire fair value measurement:

Level 1	-	quoted prices (unadjusted) in active markets for identical assets or liabilities.
Level 2	-	inputs other than quoted prices included within Level 1 that are observable directly or indirectly.
Level 3	-	inputs that are not based on observable market data (valuation techniques which use inputs that are not based on observable market data).

r.	Provisions:

A provision in accordance with IAS 37 is recognized when the Company has a present obligation (legal or constructive) as a result of a past event, it is probable that an outflow of resources embodying economic benefits will be required to settle the obligation and a reliable estimate can be made of the amount of the obligation.

KBS SOR (BVI) HOLDINGS LTD.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

U.S. dollars in thousands

NOTE 2:    SIGNIFICANT ACCOUNTING POLICIES (Cont.)

s.	Available-for-sale financial assets:

Available-for-sale financial assets are (non-derivative) financial assets that are designated as available for sale or are not classified in any of the three preceding categories. Available-for-sale financial assets are initially recognized at fair value plus directly attributable transaction costs. After initial recognition, available-for-sale financial assets are measured at fair value. Gains or losses from fair value adjustments, except for interest, exchange rate differences that relate to debt instruments and dividends from an equity instrument, are recognized in other comprehensive income. When the investment is disposed of or in case of impairment, the other comprehensive income (loss) is transferred to profit or loss.

KBS SOR (BVI) HOLDINGS LTD.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

U.S. dollars in thousands

NOTE 3:	SIGNIFICANT ACCOUNTING JUDGMENTS, ESTIMATES AND ASSUMPTIONS USED IN THE PREPARATION OF THE FINANCIAL STATEMENTS

In the process of applying the significant accounting policies, the Company has made the following judgments which have the most significant effect on the amounts recognized in the financial statements:

Estimates and assumptions:

The preparation of the financial statements requires management to make estimates and assumptions that have an effect on the application of the accounting policies and on the reported amounts of assets, liabilities, revenues and expenses. Changes in accounting estimates are reported in the period of the change in estimate.

The key assumptions made in the financial statements concerning uncertainties at the reporting date and the critical estimates computed by the Company that may result in a material adjustment to the carrying amounts of assets and liabilities within the next financial year are discussed below.

-	Investment properties

Investment property that can be reliably measured is presented at fair value at the reporting date. Changes in its fair value are recognized in profit or loss. Fair value is determined generally by external independent valuation specialists using valuation techniques and assumptions as to estimates of projected future cash flows from the property and estimate of the suitable discount rate for these cash flows. When possible, fair value is determined based on recent real estate transactions with similar characteristics and location of the valued property.

In determining the fair value of investment property, valuation specialists and the Company's management are required to use certain assumptions in order to estimate the future cash flows from the properties regarding the required yield rates on the Company's properties, the future rental rates, occupancy rates, lease renewals, the probability of leasing vacant spaces, property operating expenses, the financial strength of tenants and the implications of any investments for future development. Changes in the assumptions that are used to measure investment property may lead to a change in fair value.

KBS SOR (BVI) HOLDINGS LTD.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

U.S. dollars in thousands

NOTE 3:	SIGNIFICANT ACCOUNTING JUDGMENTS, ESTIMATES AND ASSUMPTIONS USED IN THE PREPARATION OF THE FINANCIAL STATEMENTS (Cont.)

-	Legal claims:

In estimating the likelihood of outcome of legal claims filed against the Company and its investees, the companies rely on the opinion of their legal counsel. These estimates are based on the legal counsel's best professional judgment, taking into account the stage of proceedings and legal precedents in respect of the different issues. Since the outcome of the claims will be determined in courts, the results could differ from these estimates.

-	Determining the fair value of an unquoted financial asset:

The fair value of unquoted financial assets in Level 3 of the fair value hierarchy is determined using valuation techniques, generally using future cash flows discounted at current rates applicable for items with similar terms and risk characteristics. Changes in estimated future cash flows and estimated discount rates, after consideration of risks such as liquidity risk, credit risk and volatility, are liable to affect the fair value of these assets.

KBS SOR (BVI) HOLDINGS LTD.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

U.S. dollars in thousands

NOTE 4:	DISCLOSURE OF NEW STANDARDS IN THE PERIOD PRIOR TO THEIR ADOPTION

a.	IFRS 15, "Revenue from Contracts with Customers":

In May 2014, the IASB issued IFRS 15 ("IFRS 15").

IFRS 15 replaces IAS 18, "Revenue", IAS 11, "Construction Contracts", IFRIC 13, "Customer Loyalty Programs", IFRIC 15, "Agreements for the Construction of Real Estate", IFRIC 18, "Transfers of Assets from Customers" and SIC-31, "Revenue - Barter Transactions Involving Advertising Services".

IFRS 15 is to be applied retrospectively for annual periods beginning on January 1, 2018. Early adoption is permitted.

IFRS 15 allows an entity to choose to apply a modified retrospective approach, according to which IFRS 15 will only be applied in the current period presented to existing contracts at the date of initial application. No restatement of comparative periods is required. In this case, the company should recognize the cumulative effect of the initial implementation of the new standard as an adjustment to the opening balance of retained earnings (or another component of equity, as appropriate) at the date of initial application. Alternatively, the new standard permits full retrospective adoption with certain reliefs. .

The Company believes that the adoption of IFRS 15 is not expected to have a material impact on the financial statements.

KBS SOR (BVI) HOLDINGS LTD.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

U.S. dollars in thousands

NOTE 4:	DISCLOSURE OF NEW STANDARDS IN THE PERIOD PRIOR TO THEIR ADOPTION (Cont.)

b.	IFRS 9, "Financial Instruments":

In July 2014, the IASB issued the final and complete version of IFRS 9, "Financial Instruments" ("IFRS 9"), which replaces IAS 39, "Financial Instruments: Recognition and Measurement". IFRS 9 mainly focuses on the classification and measurement of financial assets and it applies to all assets in the scope of IAS 39.

According to IFRS 9, all financial assets are measured at fair value upon initial recognition. In subsequent periods, debt instruments are measured at amortized cost only if both of the following conditions are met:

-	The asset is held within a business model whose objective is to hold assets in order to collect the contractual cash flows.

-	the contractual terms of the financial asset give rise on specified dates to cash flows that are solely payments of principal and interest on the principal amount outstanding.

Subsequent measurement of all other debt instruments and financial assets should be at fair value. IFRS 9 establishes a distinction between debt instruments to be measured at fair value through profit or loss and debt instruments to be measured at fair value through other comprehensive income.

Financial assets that are equity instruments should be measured in subsequent periods at fair value and the changes recognized in profit or loss or in other comprehensive income (loss), in accordance with the election by the Company on an instrument-by-instrument basis. If equity instruments are held for trading, they should be measured at fair value through profit or loss.

According to IFRS 9, the provisions of IAS 39 will continue to apply to derecognition and to financial liabilities for which the fair value option has not been elected.

According to IFRS 9, changes in fair value s of financial liabilities which are attributable to the change in credit risk should be presented in other comprehensive income. All other changes in fair value should be presented in profit or loss.

IFRS 9 also prescribes new hedge accounting requirements.

IFRS 9 is to be applied for annual periods beginning on January 1, 2018. Early adoption is permitted.

The Company believes that the amendments to IFRS 9 are not expected to have a material impact on the financial statements.

KBS SOR (BVI) HOLDINGS LTD.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

U.S. dollars in thousands

NOTE 4:	DISCLOSURE OF NEW STANDARDS IN THE PERIOD PRIOR TO THEIR ADOPTION (Cont.)

c.	Amendments to IFRS 10 and IAS 28 regarding sale or transfer of assets between an investor and its associate or joint venture:

In September 2014, the IASB issued amendments to IFRS 10 and IAS 28 ("the amendments") regarding the accounting treatment of the sale or transfer of assets (an asset, a group of assets or a subsidiary) between an investor and its associate or joint venture.

According to the amendments, when the investor loses control of a subsidiary or a group of assets that are not a business in a transaction with its associate or joint venture, the gain will be partially eliminated so that the gain to be recognized is the gain from the sale to the other investors in the associate or joint venture. According to the amendments, if the remaining rights held by the investor represent a financial asset as defined in IFRS 9, the gain will be recognized in full.

If the transaction with an associate or joint venture involves loss of control of a subsidiary or a group of assets that are a business, the gain will be recognized in full.

The amendments are to be applied prospectively. A mandatory effective date has not yet been determined by the IASB but early adoption is permitted.

d.	Amendments to IAS 7, "Statement of Cash Flows", regarding additional disclosures of financial liabilities:

In January 2016, the IASB issued amendments to IAS 7, "Statement of Cash Flows", ("the amendments") which require additional disclosures regarding financial liabilities. The amendments require disclosure of the changes between the opening balance and the closing balance of financial liabilities, including changes from cash flows, changes arising from obtaining or losing control of subsidiaries, the effect of changes in foreign exchange rates and changes in fair value.

The amendments are effective for annual periods beginning on or after January 1, 2017. Comparative information for periods prior to the effective date of the amendments is not required. Early application is permitted.

The Company will include the necessary disclosures in the financial statements when applicable.

e.	IFRS 16, "Leases":

In January 2016, the IASB issued IFRS 16, "Leases" ("the new Standard"). According to the new Standard, a lease is a contract, or part of a contract, that conveys the right to use an asset for a period of time in exchange for consideration.

KBS SOR (BVI) HOLDINGS LTD.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

U.S. dollars in thousands

NOTE 4:	DISCLOSURE OF NEW STANDARDS IN THE PERIOD PRIOR TO THEIR ADOPTION (Cont.)

According to the new Standard:

•
Lessees are required to recognize an asset and a corresponding liability in the statement of financial position in respect of all leases (except in certain cases) similar to the accounting treatment of finance leases according to the existing IAS 17, "Leases".

•
Lessees are required to initially recognize a lease liability for the obligation to make lease payments and a corresponding right-of-use asset. Lessees will also recognize interest and depreciation expenses separately.

•
Variable lease payments that are not dependent on changes in the Consumer Price Index ("CPI") or interest rates, but are based on performance or use (such as a percentage of revenues) are recognized as an expense by the lessees as incurred and recognized as income by the lessors as earned.

•
In the event of change in variable lease payments that are CPI-linked, lessees are required to remeasure the lease liability and the effect of the remeasurement is an adjustment to the carrying amount of the right-of-use asset.

•
The new Standard includes two exceptions according to which lessees are permitted to elect to apply a method similar to the current accounting treatment for operating leases. These exceptions are leases for which the underlying asset is of low value and leases with a term of up to one year.

•	The accounting treatment by lessors remains substantially unchanged, namely classification of a lease as a finance lease or an operating lease.

The new Standard is effective for annual periods beginning on or after January 1, 2019. Earlier application is permitted provided that IFRS 15, "Revenue from Contracts with Customers", is applied concurrently.

For leases existing at the date of transition, the new Standard permits lessees to use either a full retrospective approach, or a modified retrospective approach, with certain transition relief whereby restatement of comparative data is not required.

The Company believes that the new Standard is not expected to have a material impact on the financial statements.

KBS SOR (BVI) HOLDINGS LTD.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

U.S. dollars in thousands

NOTE 4:	DISCLOSURE OF NEW STANDARDS IN THE PERIOD PRIOR TO THEIR ADOPTION (Cont.)

f.	Amendments to IAS 40 Investment Property - transfers of investment property

In December 2016, the IASB issued amendments to IAS 40 investment property (hereinafter - the amendments). The amendments clarify and give instructions to the implementation of the provisions of IAS 40 regarding transfers of investment property or to investments property. The main amendments are the determination that the list of events specified in the standard with regard to transfers of investment property are examples of evidence used to change the investment property and do not constitute an closed list. In addition, the amendments clarify that a change in management intends, in itself, is not sufficient evidence of a change in use.

The amendments will be effective retrospectively for annual periods beginning on or after January 1, 2018. Early adoption is permitted. The amendments permit the choice of partial retroactive implementation, which according to it the amendments will be effective for transfers that occurred from the period of initial application and thereafter, and will not require a restatement of comparative figures. In this case, the adjustments to the carrying value of assets at the date of initial application of the amendments will be recorded directly in equity.

NOTE 5:	INVESTMENT PROPERTIES

As of December 31, 2016, the Company owned 11 office properties, one office campus consisting of nine office buildings, one office portfolio consisting of four office buildings and 25 acres of undeveloped land, one office portfolio consisting of three office properties, one office/flex/industrial portfolio consisting of 21 buildings and one retail property encompassing, in the aggregate, approximately 5.5 million rentable square feet. As of December 31, 2016, these properties were 86% occupied. In addition, the Company owned two apartment properties containing 383 units and encompassing approximately 0.3 million rentable square feet, which were 92% occupied. The Company also owned two investments in undeveloped land encompassing an aggregate of 1,670 acres.

KBS SOR (BVI) HOLDINGS LTD.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

U.S. dollars in thousands

NOTE 5:    INVESTMENT PROPERTIES (Cont.)

The following table provides summary information regarding the Company's investment properties as of December 31, 2016 and 2015 (in thousands):

	Date Acquired or Foreclosed on				Fair Value as of December 31,		Ownership
Property		City	State	Property Type	2016	2015	%

Northridge Center I & II	03/25/2011	Atlanta	GA	Office	$21,630	$18,097	100.0%
Iron Point Business Park	06/21/2011	Folsom	CA	Office	38,798	36,798	100.0%

Richardson Office Portfolio	11/23/2011	Richardson	TX	Office	78,516	75,372	90.0%
Undeveloped Land	11/23/2011	Richardson	TX	Undeveloped Land	10,690	9,920	90.0%

Total Richardson Portfolio					89,206	85,292

Park Highlands (1)	12/30/2011	North Las Vegas	NV	Undeveloped Land	143,053	137,693	(1)
Bellevue Technology Center	07/31/2012	Bellevue	WA	Office	118,290	110,096	100.0%
Powers Ferry Landing East	09/24/2012	Atlanta	GA	Office	21,046	18,803	100.0%
1800 West Loop	12/04/2012	Houston	TX	Office	78,457	85,624	100.0%
West Loop I & II	12/07/2012	Houston	TX	Office	53,720	53,584	100.0%
Burbank Collection	12/12/2012	Burbank	CA	Retail	29,920	28,084	90.0%
Austin Suburban Portfolio	03/28/2013	Austin	TX	Office	104,830	97,999	100.0%
Westmoor Center	06/12/2013	Westminster	CO	Office	113,633	98,455	100.0%
Central Building	07/10/2013	Seattle	WA	Office	52,315	48,147	100.0%
50 Congress Street	07/11/2013	Boston	MA	Office	78,293	70,249	100.0%
1180 Raymond	08/20/2013	Newark	NJ	Apartment	59,598	61,455	100.0%
Park Highlands II (1)	12/10/2013	North Las Vegas	NV	Undeveloped Land	30,385	32,128	100.0%
Maitland Promenade II	12/18/2013	Orlando	FL	Office	38,927	37,161	100.0%
Plaza Buildings	01/14/2014	Bellevue	WA	Office	229,812	220,495	100.0%
424 Bedford	01/31/2014	Brooklyn	NY	Apartment	45,289	45,902	90.0%
Richardson Land II	09/04/2014	Richardson	TX	Undeveloped Land	6,067	5,034	90.0%
Westpark Portfolio (2)	05/10/2016	Redmond	WA	Office/Flex/Industrial	135,881	-	100.0%
353 Sacramento (3)	07/11/2016	San Francisco	CA	Office	171,325	-	100.0%
					$1,660,475	$1,291,096

(1)
During 2016, the Company increased its membership interests in the Park Highlands joint venture from 50.1% to 100.0% and the Park Highlands II joint venture from 99.5% to 100%. The total amount paid for these membership interests was $38.0 million. The carrying amount of the non-controlling interests that were acquired (based on the waterfall mechanism) was $79.6 million. As a result of those acquisitions, the Company recognized $41.6 million as paid in capital resulting from transactions with non-controlling interests.

On September 7, 2016, a subsidiary of the Company that owns a portion of Park Highlands, sold 820 units of 10% Class A non-voting preferred membership units for $0.8 million to accredited investors. The amount of the Class A non-voting preferred membership units raised, net of offering costs, is included in other liabilities on the accompanying consolidated balance sheets.

(2)
On May 10, 2016, the Company, through an indirect wholly owned subsidiary, acquired a portfolio of 21 office/flex/industrial buildings containing a total of 778,472 rentable square feet located on approximately 41 acres of land in Redmond, Washington (the "Westpark Portfolio"). The purchase price of the Westpark Portfolio was $125.8 million.

(3)
On July 11, 2016, the Company, through an indirect wholly owned subsidiary, acquired an office building containing 284,751 rentable square feet located on approximately 0.35 acres of land in San Francisco, California ("353 Sacramento"). The purchase price of 353 Sacramento was $168.0 million.

KBS SOR (BVI) HOLDINGS LTD.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

U.S. dollars in thousands

NOTE 5:    INVESTMENT PROPERTIES (Cont.)

The following are the movements in the investment properties:

	2016	2015

Balance as of January 1	$1,291,096	$1,251,670

Acquisitions	293,832	-
Improvements	35,476	30,122
Lease incentives, net	4,013	6,062
Lease commission costs	7,132	5,979
Disposals	-	(40,041)
Fair value adjustments, net	28,926	37,304

Balance as of December 31	$1,660,475	$1,291,096

Operating Leases:

Certain of the Company's real estate properties are leased to tenants under operating leases for which the terms and expirations vary. As of December 31, 2016, the leases, excluding options to extend and apartment leases, which have terms that are generally one year or less, had remaining terms of up to 11.3 years with a weighted-average remaining term of 3.6 years. Some of the leases have provisions to extend the lease agreements, options for early termination after paying a specified penalty, rights of first refusal to purchase the property at competitive market rates, and other terms and conditions as negotiated. The Company retains substantially all of the risks and benefits of ownership of the real estate assets leased to tenants. Generally, upon the execution of a lease, the Company requires a security deposit from tenants in the form of a cash deposit and/or a letter of credit. The amount required as a security deposit varies depending upon the terms of the respective leases and the creditworthiness of the tenant, but generally are not significant amounts. Therefore, exposure to credit risk exists to the extent that a receivable from a tenant exceeds the amount of its security deposit. Security deposits received in cash and assumed in real estate acquisitions or foreclosures related to tenant leases are included in rental security deposits in the accompanying consolidated balance sheets and totaled $7.2 million and $5.3 million as of December 31, 2016 and 2015, respectively.

During the years ended December 31, 2016, 2015 and 2014, the Company recognized deferred rent from tenants of $ 3.1 million, $ 4.5 million and $ 8.4 million, respectively, net of lease incentive amortization. The Company records property operating expense reimbursements due from tenants for common area maintenance, real estate taxes, and other recoverable costs in the period the related expenses are incurred.

KBS SOR (BVI) HOLDINGS LTD.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

U.S. dollars in thousands

NOTE 5:    INVESTMENT PROPERTIES (Cont.)

As of December 31, 2016, the future minimum rental income from the Company's properties, excluding apartment leases, under non-cancelable operating leases was as follows (in thousands):

2017	$99,868
2018	87,056
2019	72,682
2020	57,188
2021	43,201
Thereafter	90,412
$450,407

As of December 31, 2016, the Company's commercial real estate properties were leased to approximately 650 tenants over a diverse range of industries and geographic areas. The Company's highest tenant industry concentrations (greater than 10% of annualized base rent) were as follows:

Industry	Number of Tenants	Annualized Base Rent (1) (in thousands)	Percentage of Annualized Base Rent

Finance	51	$11,223	10.8%
Computer System Design & Programming	57	11,161	10.7%
Insurance Carriers & Related Activities	31	10,474	10.0%
		$32,858	31.5%

(1)
Annualized base rent represents annualized contractual base rental income as of December 31, 2016, adjusted to straight-line any contractual tenant concessions (including free rent), rent increases and rent decreases from the lease's inception through the balance of the lease term.

No other tenant industries accounted for more than 10% of annualized base rent. No material tenant credit issues have been identified at this time.

Geographic Concentration Risk:

As of December 31, 2016, the Company's investment properties in Washington, Texas and California represented 28.5%, 17.6% and 12.7% of the Company's total assets, respectively.  As a result, the geographic concentration of the Company's portfolio makes it particularly susceptible to adverse economic developments in the Washington, Texas and California real estate markets.  Any adverse economic or real estate developments in these markets, such as business layoffs or downsizing, industry slowdowns, relocations of businesses, changing demographics and other factors, or any decrease in demand for office space resulting from the local business climate, could adversely affect the Company's operating results and its ability to repay the bonds.

KBS SOR (BVI) HOLDINGS LTD.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

U.S. dollars in thousands

NOTE 5:    INVESTMENT PROPERTIES (Cont.)

Property Damage:

During the year ended December 31, 2016, 1800 West Loop suffered physical damages due to floods. The Company’s insurance policy provides coverage for property damage and business interruption subject to a deductible of up to $0.1 million per incident. Based on management’s estimates, the Company recognized an estimated aggregate loss due to damages of $1.5 million during the year ended December 31, 2016, which was reduced by $1.4 million of estimated insurance recoveries related to such damages, which the Company determined were probable of collection. The aggregate net loss due to damages of $0.1 million during the year ended December 31, 2016 was classified as operating, maintenance and management expenses on the accompanying consolidated statements of operations and relates to the Company’s insurance deductible.

NOTE 6:    INVESTMENTS IN DEBT INSTRUMENTS, NET

As of December 31, 2015 and 2016, the Company owned debt investments. The information for the debt investments as of December 31, 2016 and 2015 is set forth below (in thousands):

Debt Investment	Date Acquired/ Originated	Loan Type	Outstanding Principal Balance as of December 31, 2016	Book Value as of December 31, 2016 (1)	Book Value as of December 31, 2015 (1)	Contractual Interest Rate (2)	Annualized Effective Interest Rate (2)	Maturity Date

University House First Mortgage	3/20/2013	Mortgage	$ -	$ -	$27,850	(3)	(3)	(3)

Battery Point Series B Preferred Units	10/28/2016	Series B Preferred Units	$5,000	$4,683	$ -	7.0%	13.1%	10/28/2019

(1)
Book value of the debt investments represents outstanding principal balance adjusted for unamortized acquisition discounts, origination fees and direct origination and acquisition costs and additional interest accretion.

(2)
Contractual interest rate is the stated interest rate on the face of the debt investment.  Annualized effective interest rate is calculated as the actual interest income recognized in 2016, using the interest method, annualized (if applicable) and divided by the average amortized cost basis of the investment.  The annualized effective interest rate and contractual interest rate presented are as of December 31, 2016. See "Battery Point Series B Preferred Units" below.

(3)     See below for a discussion of the maturity default on the University House First Mortgage.

University House First Mortgage:

On April 21, 2016, the Company, through an indirect wholly owned subsidiary, entered into an assignment of mortgage to assign the University House First Mortgage to an assignee unaffiliated with the Company or the Advisor. On April 22, 2016, the Company received $31.6 million in connection with the assignment of the University House First Mortgage. The proceeds received from the assignment reflect the entire principal balance and interest due, including any default interest, as of April 21, 2016, plus any legal costs incurred by the Company in connection with the assignment. As a result, the Company recognized $3.7 million of default interest, included in interest income from debt investments in the accompanying consolidated statements of operations

KBS SOR (BVI) HOLDINGS LTD.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

U.S. dollars in thousands

NOTE 6:    INVESTMENTS IN DEBT INSTRUMENTS, NET (Cont.)

Battery Point Series B Preferred Units:

On October 28, 2016, the Company, through an indirect wholly owned subsidiary, entered into a purchase agreement to purchase up to an aggregate of 25,000 units of Series B Preferred Units (the “Preferred Units”) of Battery Point Trust LLC (“Battery Point”), over a six-month period at a per-unit price of $1,000, resulting in an aggregate investment of $25.0 million. On October 28, 2016, the Company purchased an initial 5,000 Preferred Units, net of an equity commitment fee of $0.6 million, for a net payment of $4.4 million. The Preferred Units are entitled to the payment of quarterly distributions at the following annual rates: 7.0% for the period commencing October 28, 2016 through April 28, 2017; 9.0% for the period commencing April 29, 2017 through April 28, 2018; and 12.0% for the period commencing April 29, 2018 through October 28, 2019. The Company may be required to purchase additional Preferred Units no more frequently than once a month during the period beginning in November 2016 and ending in April 2017. Each minimum required additional purchase of Preferred Units is 5,000 units. Battery Point may redeem the Preferred Units at any time, subject to payment to the Company of an exit fee in the amount of 1.0% of the redemption price if Battery Point redeems the Preferred Units after April 28, 2017.

The following summarizes the activity related to debt investments for the year ended December 31, 2016 (in thousands):

Debt investments, net - December 31, 2015	$27,850
Assignment of the University House First Mortgage	(27,850)
Face value of debt investment acquired	5,000
Deferred interest receivable and interest accretion	30
Commitment fee, net of closing costs	(364)
Accretion of commitment fee, net of closing costs	17
Debt investments, net - December 31, 2016	$4,683

For the years ended December 31, 2016, 2015 and 2014 interest income from debt investments consisted of the following (in thousands):

	Year ended December 31,
	2016	2015	2014

Contractual interest income (including deferred interest)	$3,718	$1,540	$2,752
Accretion of closing costs and origination fees, net	17	428	614
Interest accretion	30	-	-

Interest income from debt investments	$3,765	$1,968	$3,366

KBS SOR (BVI) HOLDINGS LTD.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

U.S. dollars in thousands

NOTE 7:    NOTES AND BONDS PAYABLE

As of December 31, 2016 and December 31, 2015, the Company's notes and bonds payable consisted of the following (dollars in thousands):

	Book Value as of December 31, 2016	Book Value as of December 31, 2015	Contractual Interest Rate as of December 31, 2016 (1)	Effective Interest Rate at December 31, 2016 (1)	Payment Type	Maturity Date (2)
Richardson Portfolio Mortgage Loan	$40,594	$41,177	One-Month LIBOR + 2.10%	2.72%	Principal & Interest	05/01/2017
Bellevue Technology Center Mortgage Loan	59,400	52,960	One-Month LIBOR + 2.25%	2.87%	Principal & Interest	03/01/2017 (3)
Portfolio Revolving Loan Facility (4)	11,799	47,087	One-Month LIBOR + 2.25%	2.87%	Principal & Interest	05/01/2017
Portfolio Mortgage Loan	106,479	100,032	One-Month LIBOR + 2.25%	2.87%	Principal & Interest	07/01/2017
Burbank Collection Mortgage Loan	9,812	9,098	One-Month LIBOR + 2.35%	3.04%	Principal & Interest	09/30/2017
50 Congress Mortgage Loan	31,525	28,075	One-Month LIBOR + 1.90%	2.52%	Interest Only (5)	10/01/2017
1180 Raymond Bond Payable	6,635	6,795	6.50%	6.50%	Principal & Interest	09/01/2036
Central Building Mortgage Loan	27,600	24,896	One-Month LIBOR + 1.75%	2.37%	Interest Only	11/13/2018
Maitland Promenade II Mortgage Loan (6)	20,877	20,182	One-Month LIBOR + 2.90%	3.52%	Principal & Interest	01/01/2018
Westmoor Center Mortgage Loan	62,000	56,036	One-Month LIBOR + 2.25%	2.87%	Interest Only (5)	02/01/2018
Plaza Buildings Senior Loan	109,866	111,000	One-Month LIBOR + 1.90%	2.52%	Principal & Interest	01/14/2017 (7)
424 Bedford Mortgage Loan	24,832	25,358	3.91%	3.91%	Principal & Interest	10/01/2022
1180 Raymond Mortgage Loan	31,000	28,100	One-Month LIBOR + 2.25%	2.87%	Interest Only	12/01/2017
KBS SOR (BVI) Holdings, Ltd. Series A Debentures (8)	251,811	——	4.25%	4.25%	(6)	03/01/2023
Westpark Portfolio Mortgage Loan	83,200	——	One-Month LIBOR + 2.50%	3.12%	Interest Only (5)	07/01/2020
353 Sacramento Mortgage Loan (9)	85,500	——	One-Month LIBOR + 2.75%	3.46%	Interest Only	10/14/2018
Total Notes and Bonds Payable principal outstanding	962,930	550,796
Net Premium/(Discount) on Notes and Bonds Payable (10)	88	50
Deferred financing costs, net	(12,394)	(3,523)
Total Notes and Bonds Payable, net	$950,624	$547,323

(1) Contractual interest rate represents the interest rate in effect under the loan as of December 31, 2016. Effective interest rate is calculated as the actual interest rate in effect as of December 31, 2016 (consisting of the contractual interest rate and contractual floor rates), using interest rate indices at December 31, 2016, where applicable.
(2) Represents the initial maturity date or the maturity date as extended as of December 31, 2016; subject to certain conditions, the maturity dates of certain loans may be extended beyond the date shown.
(3) Subsequent to December 31, 2016, the maturity date of the Bellevue Technology Center Mortgage Loan was extended to March 1, 2019.
(4) The Portfolio Revolving Loan Facility is secured by the 1800 West Loop Building and the Iron Point Business Park. The Portfolio Revolving Loan Facility is comprised of $63.5 million of revolving debt and $12.4 million of non-revolving debt available to be used for tenant improvements, leasing commissions and capital improvements, subject to certain terms and conditions contained in the loan documents. As of December 31, 2016, $11.8 million of non-revolving debt had been disbursed to the Company and the remaining $63.5 million of revolving debt and $0.6 million of non-revolving debt is available for future disbursements, subject to certain conditions contained in the loan documents.
(5) Represents the payment type required under the loan as of December 31, 2016. Certain future monthly payments due under this loan also include amortizing principal payments. For more information of the Company's contractual obligations under its notes and bonds payable, see five-year maturity table below.
(6) Interest on the Maitland Promenade II Mortgage Loan is calculated at a variable annual rate of 290 basis points over one-month LIBOR, but at no point shall the interest rate be less than 3.25%.
(7) Subsequent to December 31, 2016, the maturity date of the Plaza Buildings Senior Loan was extended to January 14, 2018.
(8) See "- Bond Issuance" below.
(9) As of December 31 2016, $85.5 million had been disbursed to the Company and up to $30.0 million is available for future disbursements to be used for tenant improvements, leasing commissions and capital improvements, subject to certain terms and conditions contained in the loan documents. In addition, the Company has entered into an interest rate cap that effectively limits one-month LIBOR on up to $115.5 million of the outstanding loan balance at 3.0% effective October 14, 2016 through October 14, 2018.
(10) Represents the unamortized premium/discount on notes and bonds payable due to the above- and below-market interest rates when the debt was assumed. The discount/premium is amortized over the remaining life of the notes and bonds payable.

KBS SOR (BVI) HOLDINGS LTD.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

U.S. dollars in thousands

NOTE 7:    NOTES AND BONDS PAYABLE (Cont.)

During the years ended December 31, 2016, 2015 and 2014, the Company incurred $ 29.2 million, $ 15.0 million and $15.6 million of interest expense, respectively. Included in interest expense for the years ended December 31, 2016, 2015 and 2014, was $ 4.3 million, $ 2.7 million and $ 2.8 million of amortization of deferred financing costs, respectively. Additionally, during the years ended December 31, 2016, 2015, 2014, the Company capitalized $ 2.0 million, $ 1.9 million, and $ 2.0 million of interest, respectively, to the Company's investments in undeveloped land. As of December 31, 2016, the Company's deferred financing costs were $ 12.5 million, net of amortization, of which $ 12.4 million is included in notes and bonds payable, net and $ 0.1 million is included in prepaid expenses and other assets on the accompanying consolidated statements of financial position.

As of December 31, 2015 , the Company’s deferred financing costs were $4.7 million, net of amortization, of which $3.5 million is included in notes and bond payable, net and $1.2 million is included in prepaid expenses and other assets on the accompanying consolidated balance sheets.

The following is a schedule of maturities, including principal amortization payments, for all notes and bond payable outstanding as of December 31, 2016 and 2015 (in thousands):

	December 31
	2016	2015

First year	$402,153	$13,649
Second year	196,253	426,026
Third year	52,251	81,182
Fourth year	132,876	812
Fifth year	51,241	846
Thereafter	128,156	28,281

	$962,930	$550,796

The following is a schedule of principal amortization payments and interest payments based on undiscounted amounts, for all notes and bond payable outstanding as of December 31, 2016 and 2015 (in thousands):

	December 31
	2016	2015

First year	$432,084	$27,424
Second year	213,800	432,688
Third year	65,035	83,142
Fourth year	142,212	2,207
Fifth year	57,106	2,228
Thereafter	134,751	33,557

	$1,044,988	$581,246

KBS SOR (BVI) HOLDINGS LTD.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

U.S. dollars in thousands

NOTE 7:    NOTES AND BONDS PAYABLE (Cont.)

The Company's notes and bonds payable contain financial debt covenants such as minimum net worth, leverage ratio, unencumbered liquid assets, debt service coverage ratio, liquid assets and debt yield. As of December 31, 2016, the Company was in compliance with all of these debt covenants.

As of December 31, 2016, the Company had a working capital shortfall amounting to $393.4 million, primarily attributed to loans maturing in the year following the date of the statement of financial position. The Company intends to either exercise extension options available under the loans or refinance loans as they come due and does not anticipate any challenges in refinancing such loans given the relatively low leverage of Company properties, the Company’s relationship with third-party lenders and its past experience placing debt on its properties. Accordingly, the Company does not view the working capital shortfall as a liquidity problem.

Bond Issuance:

On March 8, 2016, the Company issued bonds (series A) in the amount of New Israeli Shekels ("NIS") 970.2 million par value ($249.2 million). The bonds are registered in the Tel Aviv Stock Exchange. The bonds (series A) are not linked (principal and interest) to any index.

The bonds (Series A) shall be repaid (principal) in five (5) equal annual installments on March 1st of each of the years from 2019 to 2023, such that each of the payment shall be equal to 20% of the total par value of the bonds (Series A).

The outstanding balance of the principal of the bonds (Series A) shall bear fixed annual interest at 4.25% (but subject to adjustments in the event of a change in the rating of the bonds (Series A) and/or noncompliance with financial covenants). The annual interest rate may increase by increments of 0.25% as a result of downgrades in the credit rating of the bonds (Series A) by rating agencies or by increments of 0.5% as a result of violations of certain financial covenants set forth in the deed of trust. The cumulative increase in the interest rate as a result of these events is limited and shall not exceed an aggregate of 1.75%.

The interest on the bonds (Series A) shall be paid in two semiannual installments on March 1st and September 1st starting September 1st, 2016 until March 1st, 2023.

The aggregate offering costs were approximately $ 9.7 million (approximately 38 million NIS) and the effective interest rate is approximately 5.2%.

Concurrent with the placement of bonds, on March 8, 2016, the Operating Partnership assigned to the Company all of its interests in the subsidiaries through which the Parent Company indirectly owns all of its real estate and real estate-related investments.  The Operating Partnership owns all of the issued and outstanding equity of the Company.  As a result of these transactions, the Parent Company now holds all of its real estate and real estate-related investments indirectly through the Company.

In accordance with the deed of trust of the bonds (series A), the Company must maintain a minimum Consolidated Equity Capital of the Company (including minority interests) of $475 million.  The Company is also subject to other financial covenants such as the Ratio of Debt to CAP and a Ratio of Debt to EBITDA.

KBS SOR (BVI) HOLDINGS LTD.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

U.S. dollars in thousands

NOTE 7:    NOTES AND BONDS PAYABLE (Cont.)

In addition, within the deed of trust, some restrictions regarding dividend distribution were determined, among other- the Company undertakes not to make any distribution unless the Consolidated Equity Capital of the Company (including minority interests) less the amount of the distribution will not be less than $ 600 million. However, the Parent Company must comply with certain dividend restriction by law, by which the Parent Company must distribute up to 100% of its taxable income in order to comply with REIT regulations.  The Company is not restricted from making distributions to the Parent Company in order to comply with such REIT regulations. As of December 31, 2016, the Company was in compliance with all bond covenants.

NOTE 8:    DERIVATIVE INSTRUMENTS

The Company enters into derivative instruments for risk management purposes to hedge its exposure to cash flow variability caused by changing interest rates and foreign currency exchange rate movements. The primary goal of the Company’s risk management practices related to interest rate risk is to prevent changes in interest rates from adversely impacting the Company’s ability to achieve its investment return objectives. The Company does not enter into derivatives for speculative purposes.

The Company enters into foreign currency collars to mitigate its exposure to foreign currency exchange rate movements on its bonds payable outstanding denominated in Israeli new Shekels. The foreign currency collar consists of a purchased call option to buy and a sold put option to sell the Israeli new Shekels. A foreign currency collar guarantees that the exchange rate of the currency will not fluctuate beyond the range of the options’ strike prices.

The following table summarizes the notional amount and other information related to the Company’s foreign currency collars as of December 31, 2016. The notional amount is an indication of the extent of the Company’s involvement in each instrument at that time, but does not represent exposure to credit, interest rate or market risks (currency in thousands):

Derivative Instruments	Notional Amount	Strike Price	Trade Date	Maturity Date
Derivative instruments not designated as hedging instruments
Foreign currency collar	$100,000	3.72 - 3.83 ILS-USD	08/08/2016	08/08/2017
Foreign currency collar	50,000	3.67 - 3.77 ILS-USD	08/16/2016	08/16/2017
Foreign currency collar	50,000	3.68 - 3.78 ILS-USD	08/16/2016	08/16/2017
Foreign currency collar	50,000	3.67 - 3.77 ILS-USD	08/22/2016	08/22/2017
	$250,000

The Company enters into interest rate caps to mitigate its exposure to rising interest rates on its variable rate notes payable. The values of interest rate caps are primarily impacted by interest rates, market expectations about interest rates, and the remaining life of the instrument. In general, increases in interest rates, or anticipated increases in interest rates, will increase the value of interest rate caps. As the remaining life of an interest rate cap decreases, the value of the instrument will generally decrease towards zero.

KBS SOR (BVI) HOLDINGS LTD.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

U.S. dollars in thousands

NOTE 8:    DERIVATIVE INSTRUMENTS (Cont.)

As of December 31, 2016, the Company had entered into an interest rate cap with a notional amount of $115.5 million that effectively limits one-month LIBOR at 3.0% effective October 14, 2016 through October 14, 2018.

The following table sets forth the fair value of the Company’s derivative instruments as well as their classification on the consolidated statements of financial position as of December 31, 2016 (dollars in thousands):

		December 31, 2016
Derivative Instruments	Statement of Financial Position Location	Number of Instruments	Fair Value
Derivative instruments not designated as hedging instruments
Interest rate cap	Prepaid expenses and other assets	1	$12
Foreign currency collars	Other liabilities	4	$(3,910)

The change in fair value of foreign currency collars that are not designated as cash flow hedges are recorded as foreign currency transaction gains or losses in the accompanying consolidated statements of operations. During the year ended December 31, 2016, the Company recognized a $3.9 million loss related to the foreign currency collars, which is shown net against $0.9 million of foreign currency transaction gains in the accompanying consolidated statements of operations as foreign currency transaction loss, net.

NOTE 9:    FAIR VALUE DISCLOSURES

The following is a summary of the methods and assumptions used by management in estimating the fair value of each class of financial instruments for which it is practicable to estimate the fair value:

a.
Cash and cash equivalents, restricted cash, rent and other receivables, and accounts payable and accrued liabilities: These balances approximate their fair values due to the short maturities of these items.

b.
Debt investments: The Company's debt investments are presented in the accompanying consolidated statements of financial position at its amortized cost net of allowance for impairment. The fair values of debt investments are estimated using an internal valuation model that considers the expected cash flows for the loans, underlying collateral values (for collateral dependent loans) and estimated yield requirements of institutional investors for loans with similar characteristics, including remaining loan term, loan-to-value, type of collateral and other credit enhancements. The Company classifies these inputs as Level 3 inputs.

KBS SOR (BVI) HOLDINGS LTD.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

U.S. dollars in thousands

NOTE 9:    FAIR VALUE DISCLOSURES (Cont.)

c.
Notes and bonds payable: The fair values of the Company's notes and bonds payable are estimated using a discounted cash flow analysis based on management's estimates of current market interest rates for instruments with similar characteristics, including remaining loan term, loan-to-value ratio, type of collateral and other credit enhancements. Additionally, when determining the fair value of liabilities in circumstances in which a quoted price in an active market for an identical liability is not available, the Company measures fair value using (i) a valuation technique that uses the quoted price of the identical liability when traded as an asset or quoted prices for similar liabilities or similar liabilities when traded as assets or (ii) another valuation technique that is consistent with the principles of fair value measurement, such as the income approach or the market approach. The Company classifies these inputs as Level 3 inputs. The Company’s bonds issued in Israel are publicly traded on the Tel-Aviv Stock Exchange. The Company used the quoted price as of December 31, 2016 for the fair value of its bonds issued in Israel. The Company classifies this input as a Level 1 input.

d.
Derivative instruments: The Company’s derivative instruments are presented at fair value on the accompanying consolidated balance sheets.  The valuation of these instruments is determined using a proprietary model that utilizes observable inputs.  As such, the Company classifies these inputs as Level 2 inputs.

The following were the face values, carrying amounts and fair values of the Company's financial instruments as of December 31, 2016 and December 31, 2015, which carrying amounts do not approximate the fair values (in thousands):

	December 31, 2016			December 31, 2015
	Face Value	Carrying Amount	Fair Value	Face Value	Carrying Amount	Fair Value

Financial assets:
Debt investments	$5,000	$4,683	$4,683	$27,850	$27,850	$27,850

Financial liabilities:
Notes and bond payable	$711,119	$707,169	$711,425	$550,796	$547,323	$554,007
KBS SOR (BVI) Holdings, Ltd. Series A Debentures	$251,811	$243,455	$253,120	$ -	$ -	$ -

Disclosure of the fair value of financial instruments is based on pertinent information available to the Company as of the period end and requires a significant amount of judgment. Despite increased capital market and credit market activity, transaction volume for certain financial instruments remains relatively low. This has made the estimation of fair values difficult and, therefore, both the actual results and the Company's estimate of value at a future date could be materially different.

KBS SOR (BVI) HOLDINGS LTD.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

U.S. dollars in thousands

NOTE 9:    FAIR VALUE DISCLOSURES (Cont.)

Assets and Liabilities Recorded at Fair Value:

As of December 31, 2016, the Company measured the following assets and liabilities at fair value (in thousands):

		Fair Value Measurements Using
	Total	Quoted prices in active markets for identical assets (Level 1)	Significant other observable inputs (Level 2)	Significant unobservable inputs (Level 3)

Recurring Basis:
Investment properties	$1,660,475	$—	$—	$1,660,475
Available for sale financial asset	$5,305	$—	$—	$5,305
Asset derivative - interest rate cap	$12	$—	$12	$—
Liability derivatives - foreign currency collars	$(3,910)	$—	$(3,910)	$—

As of December 31, 2015, the Company measured the following assets fair value (in thousands):

		Fair Value Measurements Using
	Total	Quoted prices in active markets for identical assets (Level 1)	Significant other observable inputs (Level 2)	Significant unobservable inputs (Level 3)

Recurring Basis:
Investment properties	$1,291,096	-	-	$1,291,096
Available for sale financial asset	5,305	-	-	5,305

KBS SOR (BVI) HOLDINGS LTD.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

U.S. dollars in thousands

NOTE 9:    FAIR VALUE DISCLOSURES (Cont.)

Investment property is stated at fair value which has been determined based on valuations performed by independent external valuation experts who hold recognized and relevant professional qualifications and which have experience in the location and category of the property being valued. The fair value was determined with reference to recent real estate transactions for similar properties in the same location as the property owned by the Company and based on the expected future cash flows from the property, if applicable. In assessing cash flows, risk is taken into account by using an investment yield that reflects the property's underlying risks supported by the standard yield in the real estate market and by including adjustments for the specific characteristics of the property and the level of future income therefrom. Land held for capital appreciation and certain investment properties under construction (those for which development activities are underway but construction have not commenced) are generally valued based on comparable sales transactions.

The fair value measurement is classified as level 3 in the fair value hierarchy.

d.	The following main inputs have been used:

Significant assumptions (on the basis of weighted averages) used in the valuations are presented below:

	December 31,
	2016	2015
Investment property:

Multi-Family Residential
Terminal capitalization rate	4.6%	4.9%

Commercial
Terminal capitalization rate	6.8%	6.9%

e.	The table below presents the sensitivity of the valuation to changes in the most significant assumptions underlying the valuation of investment properties.

	Increase (Decrease) on the Fair Value due to
	2016		2015
	Decrease of 25 basis	Increase of 25 basis	Decrease of 25 basis	Increase of 25 basis

Commercial
Terminal capitalization rates	$35,400	$(30,600)	$23,300	$(21,800)

Multi-family
Terminal capitalization rates	3,900	(3,400)	3,300	(2,900)

KBS SOR (BVI) HOLDINGS LTD.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

U.S. dollars in thousands

NOTE 9:    FAIR VALUE DISCLOSURES (Cont.)

Available For Sale Financial Asset:

On May 18, 2012, the Company, through an indirect wholly owned subsidiary, entered into a joint venture (the "NIP Joint Venture") with OCM NIP JV Holdings, L.P. and HC KBS NIP JV, LLC ("HC-KBS"). As of December 31, 2016, the NIP Joint Venture owned 17 industrial properties and a master lease with respect to another industrial property encompassing 8.4 million square feet. The Company made an initial capital contribution of $8.0 million which represents less than a 5.0% ownership interest in the NIP Joint Venture as of December 31, 2016. The Company has virtually no influence over the NIP Joint Venture's operations, financial policies or decision making. Accordingly, the Company is accounting for its investment in the NIP Joint Venture as an available for sale financial asset.

Notes and Bond Payable Sensitivity Analysis:

As of December 31, 2016, the Company was exposed to market risks related to fluctuations in interest rates on $ 679.7 million of variable rate debt outstanding. Based on interest rates as of December 31, 2016, if interest rates were 100 basis points higher during the 12 months ending December 31, 2017, interest expense on the Company's variable rate debt would increase by $ 6.8 million. As of December 31, 2016, one-month LIBOR was 0.77167% and if the LIBOR index was reduced to 0% during the 12 months ending December 31, 2017, interest expense on the Company's variable rate debt would decrease by $5.2 million.

As of December 31, 2015, the Company was exposed to market risks related to fluctuations in interest rates on $ 518.6 million of variable rate debt outstanding. Based on interest rates as of December 31, 2015, if interest rates were 100 basis points higher during the 12 months ending December 31, 2016, interest expense on the Company's variable rate debt would increase by $ 5.2 million. As of December 31, 2015, one-month LIBOR was 0.42950% and if the LIBOR index was reduced to 0% during the 12 months ending December 31, 2016, interest expense on the Company's variable rate debt would decrease by $2.2 million.

KBS SOR (BVI) HOLDINGS LTD.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

U.S. dollars in thousands

NOTE 9:    FAIR VALUE DISCLOSURES (Cont.)

Foreign Currency Analysis:

As of December 31, 2016, the Company had entered into four foreign currency collars to hedge against a change in the exchange rate of the Israeli new Shekel versus the U.S. Dollar. The foreign currency collars expire in August 2017 and have an aggregate U.S. Dollar notional amount of $250.0 million. The foreign currency collars consist of purchased call options to buy Israeli new Shekels ranging from 3.6686 to 3.7245 and sold put options to sell the Israeli new Shekels ranging from 3.7695 to 3.826. The foreign currency collars are intended to permit us to exchange, on the settlement date of the collars and net of the effect of the collars, $250.0 million for an amount of Israeli new Shekels ranging from 923.1 million to 948.4 million.

As of December 31, 2016, the Company held 0.2 million Israeli new Shekels and 21.8 million Israeli new Shekels in cash and restricted cash, respectively. In addition, as of December 31, 2016, the Company had bonds outstanding and the related interest payable in the amounts of 970.2 million Israeli new Shekels and 13.8 million Israeli new Shekels, respectively. Foreign currency exchange rate risk is the possibility that our financial results could be better or worse than planned because of changes in foreign currency exchange rates. Based solely on the remeasurement for the year ended December 31, 2016, if foreign currency exchange rates were to increase or decrease by 10%, our net income would increase or decrease by approximately $22.7 million and $27.7 million for the same period, respectively. The foreign currency transaction income or loss as a result of the change in foreign currency exchange rates does not take into account any gains or losses on our foreign currency collars as a result of such change, which would reduce our foreign currency exposure.

KBS SOR (BVI) HOLDINGS LTD.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

U.S. dollars in thousands

NOTE 10:    RELATED PARTY TRANSACTIONS

The Parent Company has entered into an advisory agreement with the Advisor. Pursuant to the advisory agreement, the Advisor conducts the Parent Company's operations and manages its portfolio of investments, which investments the Parent Company holds indirectly through the Company. The Parent Company is obligated to pay the Advisor specified fees upon the provision of certain services related to the management of the Parent Company's operations and for other services including, but not limited to, the following:

Form of Compensation	Amount
Asset Management Fee
With respect to investments in loans and any investments other than real estate, the Parent Company pays the Advisor a monthly fee calculated, each month, as one-twelfth of 0.75% of the lesser of (i) the amount paid or allocated to acquire or fund the loan or other investment, inclusive of acquisition and origination fees and expenses related thereto and the amount of any debt associated with or used to acquire or fund such investment and (ii) the outstanding principal amount of such loan or other investment, plus the acquisition and origination fees and expenses related to the acquisition or funding of such investment, as of the time of calculation. With respect to investments in real property, the asset management fee is a monthly fee equal to one-twelfth of 0.75% of the sum of the amount paid or allocated to acquire the investment, plus the cost of any subsequent development, construction or improvements to the property, and inclusive of fees and expenses related thereto and the amount of any debt associated with or used to acquire such investment. In the case of investments made through joint ventures, the asset management fee will be determined based on the Parent Company's proportionate share of the underlying investment, inclusive of its proportionate share of any fees and expenses related thereto.

Form of Compensation	Amount
Acquisition and Origination Fees
The Parent Company pays the Advisor an acquisition and origination fee equal to 1% of the cost of investments acquired, or the amount funded by the Parent Company to acquire or originate mortgage, mezzanine, bridge or other loans, including any acquisition and origination expenses related to such investments and any debt attributable to such investments.

Disposition Fee
For substantial assistance in connection with the sale of properties or other investments, the Parent Company pays the Advisor or its affiliates 1.0% of the contract sales price of each property or other investment sold; provided, however, in no event may the disposition fees paid to the Advisor, its affiliates and unaffiliated third parties exceed 6.0% of the contract sales price.

KBS SOR (BVI) HOLDINGS LTD.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

U.S. dollars in thousands

NOTE 10:    RELATED PARTY TRANSACTIONS (Cont.)

Summarized below are the related-party costs incurred by the Parent Company.  Concurrent with the placement of the bonds of the Company and the admission of the Company's bonds to trading on the Tel-Aviv Stock Exchange (see note 8), an agreement between the Company and the Parent Company came into effect which constitute a back to back agreement to the advisory agreement.

	Incurred
	2016	2015	2014

Expensed
Asset management fees	$9,628	$8,348	$7,648
Disposition fees (1)	279	276	-

Capitalized
Real estate acquisition fees	2,964	-	2,231
Acquisition fee on debt investment	250	-	-
Acquisition fee on investment in joint venture	-	-	1,573
Acquisition fee on undeveloped land	-	-	67

	$13,121	$8,624	$11,519

(1)
Disposition fees with respect to real estate sold are included in the fair value adjustment of investment properties, net in the accompanying consolidated statements of operations. Disposition fees with respect to the assignment of the Company's debt investment is included in general and administrative expenses in the accompanying consolidated statements of operations.

NOTE 11:    INVESTMENT IN JOINT VENTURE

On December 23, 2013, the Company, through an indirect wholly owned subsidiary, entered into an agreement with SREF III 110 William JV, LLC (the "110 William JV Partner") to form a joint venture, KBS SOR SREF III 110 William, LLC (the "110 William Joint Venture"). On May 2, 2014, the 110 William Joint Venture acquired an office property containing 928,157 rentable square feet located on approximately 0.8 acres of land in New York, New York. Each of the Company and the 110 William JV Partner holds a 60% and 40% ownership interest in the 110 William Joint Venture, respectively. Since decisions regarding some relevant operations and financial policies with respect to the 110 William Joint Venture require approval from both members, the Company has joint control with its partner and accordingly, has accounted for its investment in the 110 William Joint Venture under the equity method of accounting. Contributions are generally allocated based on the members' respective equity interests. Income, losses, and distributions are allocated according to the terms as described in the joint venture agreement (the "waterfall mechanism").

KBS SOR (BVI) HOLDINGS LTD.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

U.S. dollars in thousands

NOTE 11:    INVESTMENT IN JOINT VENTURE (Cont.)

Summarized information about the statements of financial position and the statements of profit or loss of KBS SOR SREF III 110 William, LLC (100%) (in thousands) (1):

	December 31
	2016	2015

Current assets	$10,885	$11,124
Non-current assets (investment property)	437,314	408,525
Current liabilities (*)	162,825	6,005
Non-current liabilities (*)	556	160,783

Equity	284,818	252,861

Equity attributable to equity holders of the Company (Based on the waterfall mechanism)	$152,533	$136,251

(*)
As of December 31, 2016 current liabilities includes a first mortgage loan of $ 136,346, bearing interest at a fixed rate of 4.8% per annum maturing on July 6, 2017 and a mezzanine loan of $ 20,000 bearing interest at a fixed rate of 9.5% per annum and maturing on July 6, 2017. As of December 31, 2015, non-current liabilities includes the non-current portion of a first mortgage loan of $ 138,548, bearing interest at a fixed rate of 4.8% per annum maturing on July 6, 2017 and a mezzanine loan of $ 20,000 bearing interest at a fixed rate of 9.5% per annum and maturing on July 6, 2017. Subsequent to December 31, 2016, KBS SOR SREF III 110 William, LLC refinanced the first mortgage loan and mezzanine loan, see Note 14 –Refinancing of 110 William Street.

	Year ended December 31,
	2016	2015	2014

Revenues	$31,354	$31,892	$20,544
Gross profit	14,559	15,594	10,209
Operating profit *)	33,241	88,783	59,361
Net profit *)	27,256	82,703	55,203

Share of profit from joint venture (Based on the waterfall mechanism)	13,462	37,424	29,855

*) Includes revaluation of investment properties	$18,682	$72,945	$49,161

(1)	The company holds 60% of KBS SOR SREF III 110 William, LLC.

KBS SOR (BVI) HOLDINGS LTD.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

U.S. dollars in thousands

NOTE 12:    COMMITMENTS AND CONTINGENCIES

Economic Dependency

The Company is dependent on the Advisor (see note 10) for certain services that are essential to the Company, including the identification, evaluation, negotiation, origination, acquisition and disposition of investments; management of the daily operations of the Company's investment portfolio; and other general and administrative responsibilities. In the event that the Advisor is unable to provide these services, the Company will be required to obtain such services from other sources.

Environmental:

As an owner of real estate, the Company is subject to various environmental laws of federal, state and local governments. Although there can be no assurance, the Company is not aware of any environmental liability that could have a material adverse effect on its financial condition or results of operations as of December 31, 2016. However, changes in applicable environmental laws and regulations, the uses and conditions of properties in the vicinity of the Company's properties, the activities of its tenants and other environmental conditions of which the Company is unaware with respect to the properties could result in future environmental liabilities.

Legal Matters:

From time to time, the Company is a party to legal proceedings that arise in the ordinary course of its business. Management is not aware of any legal proceedings of which the outcome is probable or reasonably possible to have a material adverse effect on the Company's results of operations or financial condition, which would require accrual or disclosure of the contingency and the possible range of loss. Additionally, the Company has not recorded any loss contingencies related to legal proceedings in which the potential loss is deemed to be remote.

NOTE 13:	SUPPLEMENTARY INFORMATION TO THE STATEMENTS OF COMPREHENSIVE INCOME

Operating, maintenance, and management fees:

	Year ended December 31
	2016	2015	2014

Utilities	$10,871	$10,843	$11,055
Repairs and maintenance	19,223	16,792	15,958
Management fees	8,732	7,792	7,082
General and administrative	3,080	2,085	1,869

Operating, maintenance, and management fees	$41,906	$37,512	$35,964

KBS SOR (BVI) HOLDINGS LTD.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

U.S. dollars in thousands

NOTE 14:    SUBSEQUENT EVENTS

The Company evaluates subsequent events up until the date the consolidated financial statements are issued.

Dividend approval:

On March 9, 2017, after the balance sheet date, the Company declared a distribution of dividend in the amount of $ 6.7 million to the Owner.

Acquisition and Financing of Crown Pointe:

On February 14, 2017, the Company, through an indirect wholly owned subsidiary (the "Buyer"), acquired an office property consisting of two office buildings containing an aggregate of 499,968 rentable square feet in Dunwoody, Georgia (“Crown Pointe”). The seller is not affiliated with the Company or KBS Capital Advisors LLC, the Company's external advisor.

The purchase price of Crown Pointe was $83.4 million plus closing costs. The Company funded the purchase of Crown Pointe with proceeds from its offering of Series A debentures to investors in Israel and proceeds from the Crown Pointe Mortgage Loan (defined below).

Crown Pointe is comprised of two office buildings that were built in 1985 and 1989 and were 72% leased to 59 tenants with a weighted-average remaining lease term of 3.5 years at acquisition.

On February 14, 2017, in connection with the acquisition of Crown Pointe, the Buyer entered into a loan agreement with an unaffiliated lender (the “Lender”) for borrowings of up to $62.5 million, secured by Crown Pointe (the “Crown Pointe Mortgage Loan”). At closing, $50.5 million of the Crown Pointe Mortgage Loan was funded. Of the remaining $12.0 million available under the Crown Pointe Mortgage Loan, $9.5 million is available for future disbursements to be used for tenant improvements and leasing commissions and $2.5 million is available as an earn-out advance, subject to certain terms and conditions contained in the loan documents.

The Crown Pointe Mortgage Loan matures on February 13, 2020, with two 12-month extension options, subject to certain terms and conditions contained in the loan documents and the payment of an extension fee. The Crown Pointe Mortgage Loan bears interest at a floating rate of 2.6% over one-month LIBOR. In addition, the Company entered into an interest rate cap that effectively limits one-month LIBOR on $46.9 million of the outstanding loan balance at 3.0% effective February 21, 2017 through February 13, 2020. Monthly payments are interest only during the initial term with the entire unpaid principal balance and all outstanding interest and fees due at maturity.

KBS SOR (BVI) HOLDINGS LTD.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

U.S. dollars in thousands

NOTE 14:    SUBSEQUENT EVENTS (Cont.)

KBS SOR Properties, LLC, a separate wholly owned subsidiary of the Company through which the Company indirectly owns all of its real estate assets (“KBS SOR Properties”), provided a guaranty of 25% of the outstanding principal balance of the Crown Pointe Mortgage Loan, which guaranty amount can be reduced to zero upon certain conditions being met. KBS SOR Properties provided a guaranty of the Crown Pointe Mortgage Loan with respect to certain potential deficiencies, losses or damages suffered by the lender resulting from certain intentional acts committed by the Buyer or KBS SOR Properties in violation of the loan documents. KBS SOR Properties also provided a guaranty of the principal balance and any interest or other sums outstanding under the Crown Pointe Mortgage Loan in the event of certain bankruptcy or insolvency proceedings involving the Buyer.

Refinancing of 110 William Street:

On March 6, 2017, the 110 William Joint Venture closed the refinancing of the 110 William first mortgage loan and a mezzanine loan (the “Refinancing”). The 110 William Joint Venture repaid $156.0 million of principal related to the 110 William Street first mortgage loan and a mezzanine loan. The Refinancing was comprised of the following loans from unaffiliated lenders: (i) a mortgage loan in the maximum amount of up to $232.3 million from Morgan Stanley Bank, N.A., a national banking association (the “110 William Street Mortgage Loan”), (ii) a senior mezzanine loan in the maximum amount of up to $33.8 million from Morgan Stanley Mortgage Capital Holdings LLC, a New York limited liability company (the “110 William Street Senior Mezzanine Loan”), and (iii) a junior mezzanine loan in the maximum amount of up to $33.8 million from Morgan Stanley Mortgage Capital Holdings LLC, a New York limited liability company (the “110 William Street Junior Mezzanine Loan”).

KBS SOR (BVI) HOLDINGS LTD.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

U.S. dollars in thousands

NOTE 14:    SUBSEQUENT EVENTS (Cont.)

The loans under the Refinancing mature on March 7, 2019, with three one-year extension options. The 110 William Street Mortgage Loan bears interest at a floating rate of 2.2472% over one-month LIBOR. The 110 William Street Senior Mezzanine Loan and the 110 William Street Junior Mezzanine Loan bear interest at a floating rate of 6.25% over one-month LIBOR. The 110 William Joint Venture entered into three interest rate caps that effectively limit one-month LIBOR at 3.00% on $275.0 million of the Refinancing loans amount as of the effective date, up to $300.0 million, accreting according to a notional schedule, effective March 6, 2017 through March 7, 2019. The loans under the Refinancing have monthly payments that are interest-only with the entire unpaid principal balance and all outstanding interest and fees due at maturity. The Company has the right to prepay the loans in whole at any time or in part from time to time to the extent necessary, subject to the payment of certain expenses potentially incurred by the lender as a result of the prepayment, the payment of a prepayment premium and breakage costs in certain circumstances, and certain other conditions contained in the loan documents. At closing, $205.0 million had been disbursed from the 110 William Street Mortgage Loan to the 110 William Joint Venture with $27.3 million remaining available for future disbursements to be used for tenant improvements, leasing commissions and capital improvements, subject to certain terms and conditions contained in the loan documents. At closing, $29.85 million had been disbursed from the 110 William Street Senior Mezzanine Loan to the 110 William Joint Venture and $29.85 million had been disbursed from the 110 William Junior Mezzanine Loan to the 110 William Joint Venture, with $4.0 million remaining available under the 110 William Street Senior Mezzanine Loan and $4.0 million remaining available under the 110 William Street Junior Mezzanine Loan for future disbursements to be used for tenant improvements, leasing commissions and capital improvements, subject to certain terms and conditions contained in the loan documents under the 110 William Street Senior Mezzanine Loan and the 110 William Street Junior Mezzanine Loan.

- - - - - - - - - - - - - - - - - - -